Exhibit 5.2

February 7, 2007

Board of Directors

Wachovia Corporation

Charlotte, North Carolina 28288

Ladies and Gentlemen:

I am Senior Vice President and Deputy General Counsel of Wachovia Corporation, a North Carolina corporation (the “Corporation”), and am rendering this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Corporation and Wachovia Capital Trusts IV, IX-XV, each a Delaware statutory trust (each, a “Trust” and collectively, the “Trusts”) with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), with respect to:

a.	an indeterminate amount of Junior Subordinated Debt Securities (the “Junior Subordinated Debt Securities”), which may be issued pursuant to an Indenture (the “Indenture”) between the Corporation and U.S. Bank National Association, as Indenture Trustee (the “Indenture Trustee”).

b.	the Guarantee by the Corporation of the obligations of each Trust under the Trust Preferred Securities to be issued by the Trusts (the “Guarantees”), each of which may be issued pursuant to a Guarantee Agreement (each, a “Guarantee Agreement”) between the Corporation and U.S. Bank National Association, as Guarantee Trustee (the “Guarantee Trustee”).

For purposes of this opinion, I have examined such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion. Based upon the foregoing, I am of the opinion as follows:

1.	The Corporation has been duly incorporated and is a validly existing corporation under the laws of the State of North Carolina.

2.

When the Registration Statement has become effective under the Act, the terms of the Junior Subordinated Debt Securities and of their issue and sale have been duly established in conformity with the resolutions of the board of directors of the Corporation and have been duly established in conformity with the Indenture, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation, and the Junior Subordinated Debt Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the

Junior Subordinated Debt Securities will constitute valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.	The Guarantees to be issued pursuant to each Guarantee Agreement, when such Guarantee Agreement has been duly executed and delivered by the Corporation and the Guarantee Trustee, will be validly issued and will constitute valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting the rights and remedies of creditors’ rights and to general equity principles.

I am licensed to practice law only in the State of North Carolina and in rendering this opinion I am opining only as to the Federal laws of the United States and the laws of the State of North Carolina. I express no opinion as to the laws of any jurisdiction other than the laws of the State of North Carolina and the Federal laws of the United States. I express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Indentures. Because the governing law provision of the Indenture and the Guarantee Agreements relate to the law of a jurisdiction as to which I express no opinion, the opinions set forth in paragraph (2) herein are given as if the law of the State of North Carolina governs the Indenture and the Guarantee Agreements.

Also, I have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by me to be responsible, and I have assumed that the Indenture has been duly authorized, executed and delivered by the Indenture Trustee and that each Guarantee Agreement will be duly authorized, executed and delivered by the Guarantee Trustee, assumptions which I have not independently verified.

I hereby consent to the use of my name under the heading “Validity of Securities” in the Prospectus forming a part of the Registration Statement and to the use of this opinion for filing with the Registration Statement as Exhibit 5.2 thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/    Ross E. Jeffries, Jr.